EXHIBIT 99.2

                                           FOR:   Consolidated Graphics, Inc.

                                   APPROVED BY:   Ronald E. Hale, Jr.
                                                  Vice President & Treasurer
                                                  (713) 787-0977

                                       CONTACT:   Betsy Brod/Jonathan Schaffer
                                                  Media: Eileen King
                                                  Morgen-Walke Associates,Inc.
                                                  (212) 850-5600


FOR IMMEDIATE RELEASE

                        CONSOLIDATED GRAPHICS TO ACQUIRE
                     WOODRIDGE PRESS OF ANAHEIM, CALIFORNIA

      Houston, Texas - November 11, 1999 - Consolidated Graphics, Inc. (NYSE:
CGX) announced today that it has signed a letter of intent to acquire Woodridge Press Inc. of Anaheim, California. Since 1973, Woodridge has provided traditional sheet-fed commercial printing services to a concentration of high-tech companies. Upon completion of the transaction, Woodridge will continue to be led by its founders, Roger May, Don Chamberland, and Tim Prusia. Other terms were not disclosed.

      Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "The acquisition of Woodridge enables Consolidated Graphics to broaden its presence in the important southern California print market. With over 30 years of industry experience, Roger, Don, and Tim have developed a profitable printing operation with a loyal customer base. We welcome this outstanding company and its dedicated staff to our organization."

      Roger May commented, "We have developed a reputation for providing customers with high-end products and quality service. By joining Consolidated Graphics, we will be in a position to enhance customer satisfaction by gaining access to a superior capital structure, advanced printing technology, and managerial expertise."

      Consolidated Graphics, Inc. is the fastest growing printing company in the United States. The Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies operating in 25 states with annualized revenues in excess of $705 million. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

      This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.
                                     # # #